Exhibit 99.1

MINDEN BANCORP, INC.

100 MBL BANK DRIVE

MINDEN, LOUISIANA 71055

_____________________________________

318-377-0523 TELEPHONE

318-377-0038 FAX

www.mblminden.com

PRESS RELEASE

Release Date:

October 10, 2012

For Further Information:
Jack E. Byrd, Jr., Chairman/President/CEO
318-371-4156
E-mail: jack@mblminden.com

or

Becky T. Harrell, Treasurer/CFO
318-371-4123
E-mail: becky@mblminden.com

MINDEN BANCORP, INC. ANNOUNCES

DECLARATION OF A CASH DIVIDEND

AND ADOPTION OF NEW STOCK REPURCHASE PROGRAM

MINDEN, LA. – October 10, 2012-Minden Bancorp, Inc. (the “Company” or “Minden Bancorp”) (OTC BB: MDNB) today announced that its Board of Directors declared a cash dividend of $0.075 per share on the common stock of the Company, payable on November 2, 2012 to the shareholders of record at the close of business on October 22, 2012.

The Board of Directors also approved the adoption of the Company’s second stock repurchase program following MBL Bank’s second step conversion offering completed in January 2011. The stock repurchase program provides for the repurchase of up to 50,000 shares, or approximately 2% of the Company’s outstanding common stock, from time to time, in open market or privately negotiated transactions. The Company will commence the second repurchase program upon completion of its first repurchase program covering 70,000 shares previously announced in May 2012. As of the date hereof, approximately 7,700 shares remain to be repurchased pursuant to the first repurchase program.

Minden Bancorp, Inc., headquartered in Minden, Louisiana, is the holding company for MBL Bank. The Bank is a 102 year old Louisiana-thrift chartered FDIC-insured institution serving Minden and the surrounding areas of northwest Louisiana from two banking offices. The Bank offers a wide variety of financial services and products throughout its market area. At June 30, 2012 the Company had assets of $256.8 million, total liabilities of $217.5 million, and total stockholders’ equity of $39.3 million.

The Company’s filings with the Securities and Exchange Commission are available at the Securities and Exchange Commission’s website at http://www.sec.gov. The press release can be found on Minden Bancorp’s website at http://www.mblminden.com/.

This news release may contain forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of l995. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Such forward-looking statements, by their nature, are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes to interest rates which could affect the net interest margin and net interest income, the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake to update any forward-looking statements.